Exhibit (a)(1)(v)

Forms of Reminder Messages – Dates may change if Election Deadline is extended

June 22, 2009 – Final Week

We are in the final week of the Scripps Networks Interactive, Inc. stock option exchange offer. After today, there are only four days left to make your election. If you choose to participate, you must make your election to exchange your qualifying options for restricted shares by 11:59 p.m. on June 26, 2009.

Participation in the stock option exchange offer is completely voluntary. If you choose not to participate, your stock options will remain outstanding in accordance with all of the terms and conditions that were established when they were granted.

If you do choose to participate, you must submit your properly completed election via the offer Web site at https://www.sniexchange.com, on or before 11:59 p.m., Eastern Daylight Time, on June 26, 2009.

The company will not accept responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post), courier services, facsimile or email.

If you have questions regarding the exchange offer, please contact Susan Balsley, compensation manager, at (513) 824-3343.

This email does not constitute the Exchange Offer. The full terms of the Exchange Offer are described in the message we sent you on June 1 and (1) the Exchange Offer, (2) the election instructions, (3) the withdrawal instructions, (4) the Section 83(b) election form, (5) our 2008 Long-Term Incentive Plan, and (6) the applicable form of restricted shares agreement. You may access these documents through the SEC’s Web site at www.sec.gov and on the Offer Web Site at https://www.sniexchange.com.

Neither the Company nor our Compensation Committee or Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your options for exchange in the exchange offer. You may wish to consult with your legal, financial and/or other advisors in determining whether to tender your options in this exchange offer.

June 26, 2009 – Last Day (Exchange Offer Election Deadline)

Today is the last day to elect to exchange your options for restricted shares as part of the Scripps Networks Interactive stock option exchange offer. If you choose to participate, you must make your election to exchange your qualifying options for restricted shares by 11:59 p.m. on June 26, 2009.

Participation in the stock option exchange offer is completely voluntary. If you choose not to participate, your stock options will remain outstanding in accordance with all of the terms and conditions that were established when they were granted.

If you do choose to participate, you must submit your properly completed election via the offer Web site at https://www.sniexchange.com, on or before 11:59 p.m., Eastern Daylight Time, on June 26, 2009.

The company will not accept responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post), courier services, facsimile or email.

If you have questions regarding the exchange offer, please contact Susan Balsley, compensation manager, at (513) 824-3343.

Exhibit (a)(1)(v) - 1

This email does not constitute the Exchange Offer. The full terms of the Exchange Offer are described in the message we sent you on June 1 and (1) the Exchange Offer, (2) the election instructions, (3) the withdrawal instructions, (4) the Section 83(b) election form, (5) our 2008 Long-Term Incentive Plan, and (6) the applicable form of restricted shares agreement. You may access these documents through the SEC’s Web site at www.sec.gov and on the Offer Web Site at https://www.sniexchange.com.

Neither the Company nor our Compensation Committee or Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, your options for exchange in the exchange offer. You may wish to consult with your legal, financial and/or other advisors in determining whether to tender your options in this exchange offer.

Exhibit (a)(1)(v) - 2